UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2005

Novoste Corporation

(Exact name of registrant as specified in its charter)

Florida	0-20727	59-2787476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 International Blvd. Norcross, GA	30093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 717-0904

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 21, 2005, Novoste Corporation (the “Company”) received a notice from the Listing Qualifications Department of the Nasdaq Stock Market, Inc. (the “Nasdaq Listing Department”) stating that the Company’s common stock was not in compliance with requirements for continued listing because, for the previous 30 consecutive trading days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5). This notice further stated that if the Company’s common stock did not regain compliance by October 18, 2005, the Company’s common stock would be subject to delisting.

On October 19, 2005, the Company received a determination letter from the Nasdaq Listing Department stating that the Company’s common stock has not regained compliance with the $1 minimum bid price continued listing requirement set forth in Marketplace Rule 4450(a)(5). The determination letter further states that the Company’s common stock will be delisted from the Nasdaq National Market at the opening of business on October 28, 2005 unless the Company requests a hearing to appeal the delisting determination to a Nasdaq Listing Qualifications Panel. The Company plans to file such an appeal. Pursuant to Marketplace Rule 4280(a), the filing of such an appeal will stay the delisting and permit the Company’s common stock to continue trading on the Nasdaq National Market until the Listing Qualifications Panel reaches a decision regarding delisting. The Company can regain compliance with the $1 minimum bid price requirement if the bid price of the Company’s common stock closes at or above $1 for at least 10 consecutive trading days, in which case the Company would expect to receive notification from Nasdaq that it has regained compliance and the hearing process would be terminated. However, there can be no assurance that the Company’s common stock will meet this requirement or that Nasdaq otherwise will grant the Company’s request for continued listing.

Item 8.01 Other Events.

To enable the Company’s common stock to regain compliance with the $1 minimum bid price requirement and remain listed on the Nasdaq National Market, on October 24, 2005, the Company’s board of directors authorized a one-for-four reverse stock split of the Company’s common stock. The reverse stock split will be effective with respect to shareholders of record as of 12:01 a.m. Eastern Standard Time on Friday, November 4, 2005, and the Company’s common stock will begin trading as adjusted for the reverse stock split at the opening of trading on November 4, 2005. As a result of the reverse stock split, each four shares of common stock will be exchanged for one share of common stock and the total number of shares outstanding will be reduced from approximately 16.3 million shares to approximately 4.1 million shares.

To effect the reverse stock split, the Company’s board of directors approved and authorized a Second Amendment to Amended and Restated Articles of Incorporation (the “Amendment”), which serves to effect the one-for-four reverse stock split and to reduce the Company’s number of authorized shares from 25,000,000 shares of common stock and 5,000,000 of preferred stock to 6,250,000 shares of common stock and 1,250,000 shares of preferred stock.

The Amendment has not yet been filed with the State of Florida. Once filed, the Amendment will be effective as of 12:01 a.m. on November 4, 2005.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated October 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVOSTE CORPORATION

By:	/s/ Daniel G. Hall
Daniel G. Hall
Vice President, Secretary and General Counsel

Date: October 25, 2005

EXHIBIT INDEX

99.1	Press Release, dated October 25, 2005